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                                                                   EXHIBIT 10.12


March 1, 2000


Deborah Zonies
407 Washington Street, #4
Brookline, MA  02446

Dear Ms. Zonies:

It is a pleasure to extend an employment offer to you as an employee-at-will of Protocol Communications, Inc. (PCI) as Executive Vice President of Business Affairs and General Counsel reporting directly to Steve McLean, CEO, to commence on March 1, 2000.

The compensation and fringe benefits are as follows:

COMPENSATION

Your principal areas of compensation are listed below and are paid in accordance with PCI policies and customary payroll practices.

-        A bi-weekly salary of $6538.47.

-        A $25,000 bonus payable at completion of an IPO.

-        Inclusion in the Executive Bonus Plan, as amended from time to time:
         Targeted to $100,000 at $1,000,000 over plan. Bonus is capped at One Times Salary (including amounts paid while a consultant). Your participation is 2% of the pool re: existing companies and 9% of the acquisition pool.

In consideration of your special background and experience and its application to the continuing development of the company, and as an incentive for you to continue your relationship with the company, you will be granted an option to purchase 25,000 shares under the Company's 2000 stock option plan. Such option will vest at the time of the IPO, or otherwise according to the terms of the Plan. This grant is in addition to the previous grants to you of options to purchase a total of 10,000 shares.
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Ms. Zonies                                                                Page 2
March 1, 2000



BENEFIT PROGRAM

During your employment with PCI, you will be entitled to participate in or receive benefits under all employee benefit plans made available to PCI's senior executive level employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans.

Other benefits include annual paid vacation leave of four weeks per year.

SEVERANCE:

Severance pay equal to six months' base salary at the rate of base salary then in effect at the termination date if without cause. This does not apply to voluntary resignation or termination for cause. Such severance pay shall be made in one lump sum or in monthly installments on the first day of each month at the option of the company.

If you accept this offer of employment, please sign this letter below to confirm that you understand and agree to the terms set forth above. This offer is subject to satisfactory reference checks.

We look forward to your contributions and have confidence in your ability to help Protocol Communications, Inc. achieve its goal to become the preeminent company in the client communications market.

Very Truly Yours,
Protocol Communications, Inc.

/s/   Stephen G. McLean

Stephen G. McLean          /s/   Deborah Zonies               3/1/00
President and CEO          --------------------               ------
                           Sign and Agreed                    Date
                           Deborah Zonies